                                                                     Exhibit 4.3

                                  H POWER CORP.
                            INVESTOR RIGHTS AGREEMENT

      This Investor Rights Agreement (the "Agreement") is entered into as of the 2nd day of May 1997 by and between (a) H Power Corp., a Delaware corporation (the "Company"), and (b) Sofinov Societe Financiere D'Innovation Inc. ("Sofinov"), Societe Innovatech Du Grand Montreal and 9042-0175 Quebec Inc., bodies politic duly incorporated according to law (collectively the "Investors").

                                R E C I T A L S:

      A. Concurrently with the execution of this Agreement, Sofinov has subscribed for shares of Series C Preferred Stock of the Company (the "Company Shares") pursuant to a Subscription Agreement between the Company and Sofinov (the "Subscription Agreement").

      B. Concurrently with the execution of this Agreement, the Investors have subscribed for shares of Series A Common Shares (the "Canco Shares") of 3362469 Canada Inc., a body politic duly according to law ("Canco"), pursuant to a Subscription Agreement (the "Canada Subscription Agreement"; together with the Subscription Agreement, the "Subscription Agreements").

      C. The Company has agreed to grant to each of the Investors the right to exchange its Canco Shares for Company Shares on the terms and conditions set out in the Stock Exchange Agreement dated the date hereof between the Company and the Investors (the "Exchange Agreement").

      D. Concurrently with the execution of this Agreement, the Company has granted Sofinov a warrant (the "Warrant") entitling the holder, upon exercise thereof, to acquire up to 200,000 shares of Common Stock, subject to adjustment as provided therein.

      E. The Company has agreed to provide for the registration of (i) the shares of Common Stock issuable upon conversion of the Company Shares, (ii) the shares of Common Stock issuable upon exercise of the Warrant (the "Warrant Shares"), and (iii) the shares of Common Stock issuable upon the conversion of the Company Shares issuable upon the exchange of Canco Shares pursuant to the Exchange Agreement (the "Exchange Shares"), each on the terms and conditions hereinafter set forth.

                               A G R E E M E N T:

      NOW, THEREFORE, in consideration of the mutual premises, representations, warranties, covenants and conditions set forth in this Agreement and in the Subscription Agreements, the parties mutually agree as follows:

                                 I. DEFINITIONS

      1.1. Definitions. As used in this Agreement the following terms shall have the following respective meanings:

      "Common Stock" means the Common Stock, par value $.001 per share, of the Company.

      "Holders" means the Investors and any other person or entity owning of record Registrable Securities, other than Registrable Securities that have been sold to the public.

      "IPO" means the first family underwritten public offering pursuant to an effective Registration Statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company.

      "1934 Act" means the Securities Exchange Act of 1934, as amended.

      "Register," "registered," and "registration" refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

      "Registrable Securities" means (i) the Warrant Shares, and (ii) any shares of Common Stock issued or issuable upon the conversion of any Company Shares or Exchange Shares.

      "Registrable Securities then outstanding" shall be the number of shares determined by calculating the total number of shares of Common Stock that are Registrable Securities and either (i) are then issued and outstanding or (ii) are issuable pursuant to then exercisable or convertible Warrant Shares, Exchange Shares, or Company Shares.

      "Registration Expenses" means all expenses incurred by the Company in complying with Sections 2.1 and 2.2 hereof, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders not to exceed $10,000, blue sky fees and expenses, fees and expenses associated with any review by the NASD and the expense of any special audits incident to or required by any such registration

(but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

      "Securities Act" means the Securities Act of 1933, as amended.

      "Selling Expenses" means all underwriting discounts, selling commissions and stock transfer taxes, if any, applicable to the sale of any Registrable Securities.

      "SEC" means the Securities and Exchange Commission.

                             II. REGISTRATION RIGHTS

      2.1. Demand Registration.

      2.1.1. Subject to the conditions of this Section 2.1, if the Company shall receive at any time subsequent to the consummation of the IPO, a written request from any of the Holders, whose Registrable Securities had an aggregate original subscription price of at least $2,500,000, that the Company file a registration statement under the Securities Act covering the registration of at least 2% of the Registrable Securities then outstanding (or any lesser number if the aggregate offering price of Registrable Securities to be included in such offering is not less than $2,500,000) (the Holders requesting such registration, the"Initiating Holders"), then the Company shall within 15 days of the receipt thereof, give written notice of such request to all Holders and, subject to the limitations of this Section 2.1, shall use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

      2.1.2. If the registration referred to in Section 2.1.1. is to be an underwritten offering, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by such Holder and the Company). All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company (which underwriter or underwriters shall be reasonably satisfictory to a majority in interest of the Initiating Holders) and shall enter into customary custody agreements for selling stockholders. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), or the market otherwise will likely be unable to accommodate the total amount of Registrable Securities proposed to be offered and sold, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

      2.1.3. The Company shall not be required to effect a registration pursuant to this Section 2.1:

                  1. after the Company has effected two registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

                  2. during the period starting with the date of filing of, and ending on the date 180 days following the effective date of the registration statement pertaining to the IPO; provided, that the Company is making reasonable and good faith efforts to cause such registration statement to become effective; or

                  3. if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1, a certificate, stating that in the good faith judgment of the Board of Directors of the Company, it would materially and adversely affect the Company for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, in which event the Company shall have the right to defer such filing for a period of not more than 180 days after receipt of the request of the Initiating Holders; provided, that such right to delay a request shall be exercised by the Company no more than once in any twelve month period.

      2.2. Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least 15 days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including without limitation, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or similar matters and corporate reorganizations or rights offerings to stockholders) and will afford each such Holder an opportunity to include in such registration statement all or part of the Registrable Securities held by such Holder. Each such Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within 10 days after the above-described notice from the Company, so notify the Company in writing. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

      2.2.1. Underwriting. If the registration statement under which the Company gives notice under this Section 2.2 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting (which selection shall be made by the Company) and customary custody agreements for selling stockholders.

Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders of Registrable Securities, the holders of shares of Common Stock issued upon the conversion of the Series A Preferred Stock and Series B Preferred Stock, and the holders of other securities participating through piggyback registration rights in such offering, in each case on a pro rata basis based on the total number of Registrable Securities held by such holders; and third, to any selling stockholders (on a pro rata basis). No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting.

      2.2.2. Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with
Section 2.4 hereof.

      2.3. [intentionally omitted]

      2.4. Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 2.1 or any registration under Section 2.2 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities to be registered, pro rata on the basis of the number of shares so registered. The Company shall not however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.1, the request of which has been subsequently withdrawn by the Initiating Holders, unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) for registration proceedings begun pursuant to Section 2.1, the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section
2.1 (in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.

      2.5. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall use its best efforts, as expeditiously as reasonably possible, to:

      2.5.1. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 270 days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

      2.5.2. Prepare and file with file SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of to Securities Act with respect to the disposition of all securities covered by such registration statement.

      2.5.3. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

      2.5.4. Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

      2.5.5. In the event of any underwritten public offering, enter into and perform, its obligations under an underwriting agreement in usual and customary form, with the underwriter(s) of such offering, each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement and customary custody agreements for selling stockholders.

      2.5.6. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

      2.5.7. Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered. to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) a copy of an opinion addressed to the holders and if the applicable underwriters, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as may bc requested by the underwriters for an underwritten public offering which opinion may be relied on by such Holders and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as may be requested by the underwriters for an underwritten public offering (or otherwise in form and substmace as would be customarily given to underwriters in an underwritten offering and reasonably satisfactory to a majority in interest of the Holders requesting registration), such letter to be addressed to the holders and the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

      2.6. "Market Stand-Off" Agreements.

      2.6.1. If requested by the Company or a representative of the underwriters of Common Stock or other securities of the Company, each Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters, not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act (the "Effective Date"); provided, that:

                  (i) such agreement shall apply only to the Company's IPO; and

                  (ii) all persons entitled to registration rights similar to those granted hereunder, all other persons participating in the Company's IPO, all officers and directors of the Company and all shares that are beneficially owned by any person for any entity that is the beneficial owner (as determined in accordance with Rule l3d-3 of the Securities Exchange Act of 1934) of at least 7% of the Company's voting securities prior to the Company's IPO, shall have entered into similar agreements.

      The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to tbo foregoing restriction until the end of such 180-day period.

      2.6.2. To the extent reasonably requested by a representative of the underwriters of Common Stock for the Company's IPO, each Holder will agree with such representative not to sell or otherwise transfer or dispose of any Common Stock of the Company acquired by such Holder in the Company's IPO pursuant to
Article IV hereof for a period so requested by the representative of the underwriters, not to exceed 180 days following the Effective Date of the IPO.

      2.7. Delay of Registration; Furnishing Information.

      2.7.1. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.

      2.7.2. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 or 2.2 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

      2.8. Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.1 or 2.2:

      2.8.1. To the extent permitted by applicable law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the 1934 Act, against any losses, claims damages or liabilities (joint or several) to which they may become subject under the Securities Act the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person.

      2.8.2. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors and officers, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder, may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling pawn of such other Holder, in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder which consent shall not be unreasonably withheld, and provided further, that in no event shall any indemnity under this Secton 2.8 exceed the gross proceeds from the offering received by such Holder.

      2.8.3. Promptly after receipt by an indemnified party under this Section
2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

      2.8.4. If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claim, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

      2.8.5. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

      2.9. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article II may be assigned by a Holder to a transferee or assignee of Registrable Securities which (i) is a subsidiary, parent; general partner, limited partner or retired partner of a Holder, (ii) is a governmental body of or controlled by the government of Quebec, (iii) is a Holder's family member or trust for the benefit of an individual Holder, or (iv) acquires at least 10,000 shares of Registrable

Securities (as adjusted for stock splits and combinations); provided, however,
(a) the transferor shall, within 30 days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (b) such transferee shall agree in writing to be subject to all restrictions set forth in this Agreement.

      2.10. Amendment of Registration Rights. Any provision of this Article II may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of not less than 50% of the Registrable Securities. Any amendment or waiver effected in accordance with this
Section 2.10 shall be binding upon each such Holder and the Company. By acceptance of any benefit under this Article II Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

      2.11. Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of not less than 50% of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.1 hereof, unless, under the terms of such agreement, such holder or prospective holder may include stock securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration which could result in such registration statement being declared effective prior to the date set forth in Section 2.1.3(2) or within 120 days of the effective date of any registration statement effected pursuant to Section 2.1.

      2.12. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

                  (i) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act at all times after the effective date of the first Registration filed by the Company for an offering of its securities to the general public;

                  (ii) After such registration, file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act, and the 1934 Act; and

            (iii) After such registration and for so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request, (A) a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 of the Securities Act, and of The 1934 Act (at any time after it has become subject to such reporting requirements);
      (B) a copy of the most recent annual or quarterly report of the Company, and (C) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

                          III. COVENANTS OF THE COMPANY

      3.1. Financial Information and Reporting.

      3.1.1. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside an its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

      3.1.2. As soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, the Company will furnish each Holder a consolidated balance sheet of the Company, as of the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for each year, all prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by one of the "big six" independent public accounting firms selected by the Company's Board of Directors.

      3.1.3. The Company will furnish only upon request to each Holder owning more than 2.75% of the Registrable Securities, as soon as practicable at the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, a consolidated balance sheet of the Company as of the end of each such quarterly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the option, that no notes need be attached to such statements and year-end audit adjustments may not have been made.

      3.1.4. The Company will furnish only upon request to each Holder owning more than 10% of the Registrable Securities:

                  (i) at least 30 days prior to the beginning of each fiscal year, an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent revisions thereto); and

                  (ii) as soon as practicable after the end of each month, and in any event within 20 days thereafter, a consolidated balance sheet of the Company as of the end of each such month, and, a consolidated statement of income and a consolidated statement of cash flows of the

      Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

      3.2. Confidentiality of Records.

      3.2.1. Each Holder agrees not to use Confidential Information (as hereinafter defined) of the Company for its own use or for any purpose except to monitor its equity investment in the Company and the performance of the Company as well as to enforce its rights with respect to the Company from time to time. Except as permitted under Section 3.12 below, such Holders agree to use their respective best efforts not to disclose such Confidential Information to any third parties. Each such Holder shall undertake to treat such proprietary nature and agrees that it shall protect the confidentiality of and use reasonable efforts to prevent disclosure of the Confidential Information to prevent it from falling into the public, domain or the possession of unauthorized persons. Each transferee of such Holder who receives Confidential Information shall agree to be bound by such provisions. For purposes of this Section, "Confidential Information" means any information, technical data or know-how, including, but not limited to, the Company's research, products, software, services, development, inventions, processes, designs, drawings, engineering, marketing, or finances, disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

      3.2.2. Confidential Information does not include information, technical data or know-how which (i) is in a Holder's possession at the time of disclosure, (ii) before or after it has been disclosed to the Holder; it is part of the public knowledge or literature, not as a result of any action or inaction of the Holder, (iii) is approved for release by written authorization of Company; or (iv) is developed independently by a Holder. The provisions of this Section shall not apply (a) to the extent that a Holder is required to disclose Confidential Information pursuant to any law, statute, rule, or regulation or any order of any court or jurisdiction process or pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-rcgulating organization or my governmental, fiscal, monetary or other authority; (b) to the disclosure of Confidential Information to the Holder's employees, counsel, accountants or other professional advisors; (c) to tho extent that the Holder needs to disclose Confidential Information for the protection of any of the Holders rights or interest against the Company, whether under this Agreement or otherwise; or (d) to the disclosure of Confidential Information to a prospective transferee of securities which agrees to be bound by the provisions of this
Section in connection with the receipt of such Confidential Information.

      3.3. Proprietary Information. The Company shall require all employees of and consultants to the Company who have access to proprietary information of the Company to enter into agreements in the Company's standard form providing for the protection of proprietary information and inventions.

      3.4. Board of Directors Approval.

            (i) The Company shall not without the approval of a majority of the Board of Directors take any of the following actions:

            (a) adopt any change to the fundamental nature of the Company or the business carried on by it or Canco;

            (b) transfer or dispose of all or any significant portion of the assets of the Company,

            (c) adopt any material changes in the bylaws, charter documents, or capital structure of the Company;

            (d) voluntarily dissolve the Company or undertake any major reorganization;

            (e)   declare a dividend or make a dividend payment;

            (f) make a loan or advance to any shareholder, director or officer or person related to a shareholder, director or officer excluding such transactions undertaken prior to the date hereof;

            (g)   adopt any stock option or purchase plan;

            (h) issue or grant equity securities of the Company or any options or securities convertible into equity securities of the Company other than option grants in the ordinary course of business for 200 or fewer shares;

            (i)   adopt an annual budget;

            (j) enter into any real estate lease or real property sales agreement; or

            (k) enter into any material transaction outside the ordinary course of the Company's business.

            (ii) The Company's Board of Directors shall set a policy as to whether the approval of a majority of the Board of Directors is required to take any of the following actions:

            (a) hire or extend an offer of employment to any officer of the Company;

            (b) enter into any consulting or employment arrangement involving annual compensation in excess of $75,000; or

            (c) adopt any compensation programs including but not limited to establishing the base salary or bonus for any officer or employee of the Company who earns greater than $75,000 per year for his or her services to the Company.

      3.5. Board Meetings. The Board of Directors of the Company shall meet in person or telephonically at least once every month for the first 24 months after the date hereof until the initiation of the IPO; thereafter, the Board of Directors, by the affirmative vote or written consent of a majority of the directors, may alter the frequency of the regularly scheduled meetings and may schedule meetings of the Board of Directors at such times, and from time to time, as shall be deemed to be necessary or advisable. The Company will reimburse each Director of the Company for all reasonable transportation and out-of -pocket expenses incurred by such Director in the attending of no more than four meetings a year of the Board of Directors of the Company or any committees thereof in carrying out any business of the Company as authorized by the Board of Director any executive officer of the Company. The Company shall pay each Director that is not an employee of the Company, a subsidiary of the Company, or the Investors, a fee for his attendance at each meeting of the Board. The fees payable to such Directors shall be determined by the Board. The Board of Directors may conduct certain meetings telephonically but shall meet at least four times a year in person.

      3.6. Reservation of Common. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Company Shares and Exchange Shares, all Common Stock issuable from time to time upon such conversion, as well as Common Stock issuable pursuant to the exercise of the Warrant.

      3.7. Real Property Holding Corporation. The Company covenants that it will operate in a manner such that it will not become a "United States real property holding corporation" ("USRPHC") as that term is defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder ("FIRTPA"). The Company agrees to make determinations as to its status as a USRPHC, and will file statements concerning those determinations with the Internal Revenue Service, in the manner and at the times required under Reg. Sec. 1.897-2(h), or any supplementary or successor provision thereto. Within 30 days of a request from an Investors or any of its partners, the Company will inform the requesting party, in the manner set forth in Reg. Sec. 1.897-2(h)(1)(iv) or any supplementary or successor provision thereto, whether that party's interest im the Company constitutes a United States real property interest (within the meaning of Code Section 897(c)(1) end the regulations thereunder) and whether the Company has provided to the Internal Revenue Service all required notices as to its USRPHC status.

      3.8. Termination of Covenants. All covenants the Company contained in
Article III of this Agreement shall expire and terminate on the Effective Date of the IPO.

                          IV. PRO RATA PURCHASE RIGHTS

      4.1. Grant. The Company hereby grants to each Holder, unless waived by the Holders of not less than 50% of the Registerable Securities then outstanding the right to purchase a pro rata share of New Securities (as defined below) that the Company may, from time to time, propose to sell and issue up to but not including the IPO. Each Holder's pro rate share, for purposes of this right, is the ratio of (X) the number of shares of Registrable Securities then owned by such Holder to (Y) the total number of shares of Registrable Securities of the Company outstanding immediately prior to the issuance of the New Securities. The purchase rights granted in this Article IV shall be subject to the following provisions of this Article IV.

      4.2. New Securities. "New Securities" shall mean any offering by the Company of any Common Stock or Preferred Stock of the Company, whether now authorized or not, and right, options or warrants to purchase said Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said Common Stock or Preferred Stock; provided, however, that "New Securities" does not include:

                  (i) securities issuable upon conversion of the Company Shares, Exchange Shares or Warrant Shares;

                  (ii) securities issued upon conversion or exchange of securities outstanding on the date hereof, including the Series A Preferred Stock, Series B Preferred Stock or outstanding Warrants on the date hereof;

                  (iii) any securities issued after the Company's IPO (but does not exclude shares issued in the IPO);

                  (iv) securities issued pursuant to the acquistion of another entity, business, product or technology by the Company by merger, purchase substantially all of the assets, or other reorganization whereby the Company owns more than 50% of the voting power of such entity, business, product or technology,

                  (v) shares of Common Stock (or related options) issued or issuable at any time to employees, directors or consultants of the Company, or any subsidiary, pursuant to any employee stock offering, plan, or arrangement approved by the Board of Directors; and

                  (vi) shares of Common Stock or Preferred Stock issued in connection with any stock split stock dividend, or recapitalization by the Company.

      4.3. Notice and Exercise.

      4.3.1. In the event that the Company proposes to undertake an issuance of New Securities, it shall give, each Holder written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Company propose to issue the same. Each such Holder shall have 20 business days from the date of mailing of any such notice to agree to purchase its pro rata share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

      4.3.2. The Company shall promptly, in writing, inform each Holder which purchases all the New Securities available to it ("Fully-Exercising Holder") of any other Holder's failure to do likewise. During the 10 business day period commencing after such information is delivered to each Fully-Exercising Holder, each Fully-Exercising Holder shall be entitled to obtain that portion of the New Securities for which Holders were entitled to subscribe, but which were not subscribed for by such Holders, which is equal to the proportion that the number of Registrable Securities then held by such Fully-Exercising Holder bears to the total number of shares of Registrable Securities then held by all Fully-Exercising Holders who wish to purchase some of the unsubscribed shares.

      4.3.3. Notwithstanding the foregoing the Company shall not be required to offer or sell New Securities to any Holder who would cause the Company to be in violation of applicable federal or state securities laws by virtue of such offer or sale.

      4.4. Partial Exercise. In the event that the Holders fail to exercise in full the pro rata purchase right provided in this Article IV, the Company shall have 120 days thereafter to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all within 30 days from the date of said agreement) the New Securities respecting which such Holders' rights were not exercised at a price and upon general terms materially no more favorable to the purchasers thereof than specified in the Company's notice. In the event the Company has not sold the New Securities within such 120-day period (or sold and issued New Securities in accordance with the foregoing within 120 days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Holders in the manner provided above.

                                V. MISCELLANEOUS

      5.1. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

      5.2. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

      5.3. Separability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      5.4. Amendment and Waiver.

      5.4.1. Except as otherwise expressly provided, this agreement may be amended or modified only upon the written consent of the Company and the holders of not less than 50% of the Registrable Securities.

      5.4.2. Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of not less than 50% of the Registrable Securities.

      5.5. Delays or Omission. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit consent or approval of any kind or character on any Holder's part of any breach, default or noncompliance under this Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

      5.6. Notices. All notices required or permitted be under shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) or one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company and the Investors at their respective addresses set forth on the signature page hereof or at such other address as any party may designate by 10 days advance written notice to the other parties hereto.

      5.7. Attorney's Fee. In the event the any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

      5.8. Titles and Subtitles. The titles of the sections and subsection of this Agreement for convenience of reference only and are not to be considered in construing this Agreement.

      5.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

      5.10. Remedies. The Investors, in addition to being entitled to exercise all rights granted by law, including recovery of damages will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy of law would be adequate.

      5.11. No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any Shares or any Common Stock issued upon conversion or exercise thereof). Nothing in this Agreement express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                   H POWER CORP.
                                   60 Montgomery Street
                                   Belleville, New Jersey  07109

                                   By: /s/ H. Frank Gibbard
                                      --------------------------------------

                                   Name: H. Frank Gibbard
                                        ------------------------------------
                                   Title:
                                         -----------------------------------


                                   SOFINOV SOCIETE FINANCIERE
                                   D'INNOVATION INC.
                                   1981 Avenue McGill College
                                   Montreal, Quebec  H3A3C7

                                   By: /s/ Denis Dionne
                                      --------------------------------------

                                   Name: Denis Dionne
                                        ------------------------------------
                                   Title:
                                         -----------------------------------

                                   By: /s/ Marcel Paquette
                                      --------------------------------------

                                   Name: Marcel Paquette
                                        ------------------------------------
                                   Title:
                                         -----------------------------------


                                   SOCIETE INNOVATECH DU GRAND MONTREAL
                                   2020 University Avenue
                                   Suite 1527
                                   Montreal, Quebec H3A2A5

                                   By: /s/ Bernard Coupal
                                      --------------------------------------

                                   Name: Bernard Coupal
                                        ------------------------------------
                                   Title:
                                         -----------------------------------

                                   9042-0175 QUEBEC INC.
                                   c/o Lapointe Rosenstein
                                   1250 Rene Levesque Blvd. West
                                   Suite 1400
                                   Montreal, Quebec H3B5E9

                                   By: /s/ Claude Bergeron
                                      --------------------------------------

                                   Name: Claude Bergeron
                                        ------------------------------------
                                   Title:
                                         -----------------------------------